Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) for the registration of 1,250,000 shares of its common stock and to the incorporation by reference therein of our reports dated October 31, 2022, with respect to the consolidated financial statements of PriceSmart Inc., and the effectiveness of internal control over financial reporting of PriceSmart Inc., included in its Annual Report (Form 10-K) for the year ended August 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
August 25, 2023